Exhibit 10.17

January 31, 2016

Morteza Ejabat
2590 Green St.
San Francisco, CA 94123

Dear Mory:

This letter agreement (this “Agreement”) sets forth the understanding by and between you and Zhone Technologies, Inc. (“Zhone”) regarding your voluntary resignation from employment as Executive Chairman and your agreement to continue to provide transition support services to Zhone. In consideration for the rights and obligations set forth herein, the parties acknowledge and agree that:

1.Transition. Effective as of January 31, 2016 (the “Transition Date”), you hereby voluntarily terminate your employment with Zhone and its affiliates and resign from all positions with Zhone and its affiliates (including, without limitation, your position as Executive Chairman of Zhone). For a period of one (1) year following the Transition Date (the “Transition Term”), you will serve as a consultant to Zhone. During the Transition Term, you will provide such transition services as may be reasonably requested by Zhone and will be reasonably available to consult with the senior management team of Zhone and its affiliates and members of the Board of Directors as reasonably requested. For the avoidance of doubt, the parties acknowledge and agree that your termination of employment on the Transition Date will not result in any payments or other obligations from Zhone or any of its affiliates pursuant to that certain Third Amended and Restated Employment Agreement by and between Zhone and you, dated as of July 17, 2014 (the “Employment Agreement”) or otherwise.

2.Stock Awards. You will retain all right, title and interest you have in any outstanding equity awards granted to you by Zhone. In addition, as soon as practicable following the Transition Date, Zhone will grant to you 500,000 shares of Zhone common stock (the “Stock Award”) in consideration of your transition services and support to Zhone during the Transition Term. These shares will be granted pursuant to the Zhone Technologies, Inc. 2001 Stock Incentive Plan and will be fully vested on the date of grant.

3.Transition Compensation. During the Transition Term, other than the Stock Award, you will not receive any cash, equity or other compensation from Zhone.

4.Miscellaneous.
a.To the extent any personal income or other taxes may be due on the payments to you provided in this Agreement, you agree to pay them and to indemnify and hold Zhone and its affiliates harmless for any tax claims, penalties or liability resulting from such payments.
b.Following the Transition Date, the parties acknowledge and agree that you will not be an insider of Zhone or its affiliates for purposes of Zhone’s insider trading policy.
c.Except with respect to the parties’ obligations under Sections 11, 12, 13, and 14 of the Employment Agreement (which shall survive in accordance with their terms), the Employment Agreement is hereby terminated and of no further force and effect. This Agreement, the Stock Award agreement and the surviving provisions of the Employment Agreement (as referenced in this Section 4(c)) contain the entire agreement between the parties relating to the subject matter contained herein and supersede and terminate any and all previous agreements of any kind whatsoever between the parties, whether written or oral.
d.This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Delaware, regardless of the law that might be applied under principles of conflicts of law of any jurisdiction.
e.This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

Sincerely,

Zhone Technologies, Inc.

/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer

Acknowledged, accepted and agreed:

/s/ Morteza Ejabat
Morteza Ejabat